EXHIBIT 10.22


[INFOWAVE LOGO]


December 14, 2000


BY FACSIMILE


Mr. Thomas Koll
7733 Westwood Lane
Mercer Island, WA
98040

Dear Thomas:

     Re:  Offer of Employment with Infowave Software Inc. ("Infowave")
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     Infowave is pleased to offer you the  position of Chief  Executive  Officer based out of our office in Seattle, Washington. As has been discussed, Infowave would expect that, if you accept this offer, you will commence employment on February 15, 2001. Your employment will be on the following terms:

1. Position: You will be employed in the position of Chief Executive Officer reporting to the Board of Directors of Infowave. In this capacity you will act in accordance with the instructions as from time to time are reasonably and lawfully assigned or communicated to you by the Board of Directors which are consistent with your employment and status as Chief Executive Officer of Infowave. You will diligently and faithfully serve Infowave and use your best efforts to promote the interests and good will of Infowave and devote substantially all of your working time to the business and affairs of Infowave.

2.   Salary: Your gross salary will be US$350,000 per annum.

3. Bonus: You shall be paid an annual bonus of up to a maximum of US$150,000 based upon performance objectives determined appropriate by the Board of Directors.

4. Stock Options: You will be entitled to a grant of options to acquire up to 1,000,000 shares under Infowave's Stock Option Plan (this number is approximately 5% of the issued and outstanding shares which is the maximum permissible for one individual under TSE rules). You will be immediately granted 500,000 options and will be granted the remaining 500,000 options upon completion of a financing raising gross proceeds of at least C$20 Million and resulting in the issuance of at least 2,500,000 common shares. The exercise price shall be the closing price of the shares on the TSE on the date prior to grant. All such options shall vest



             Suite 200 - 4664 Lougheed Highway, Burnaby, BC V5C 5T5
                 Telephone. 604.473.3600 Facsimile. 604.473.3799


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     (i.e.  become  exercisable) as to one-quarter on the date which is 6 months from the date of the initial grant and at a rate of 1/12th each three months thereafter so that all such options will be vested 3 1/2 years from the date of the initial grant. In the event of a Change of Control (as defined in Schedule "A") of Infowave, 50% of all unvested options shall immediately vest. If within 12 months of a Change of Control of Infowave, you are terminated under paragraph 8(a) or due to "constructive dismissal", the balance of the unvested options shall all immediately vest.

5. Share Purchase: You agree to purchase a total of 200,000 Units of Infowave at a price per Unit equal to 85% of the closing price of the shares on the TSE on the trading date prior to the date you enter into this letter agreement. Each Unit will be comprised of one share and one full warrant. Each full warrant shall entitle you for three years to purchase an additional share at the closing price of the shares on the TSE on the date prior to you agreeing to the purchase of the Units. The purchase shall be completed within 45 days of the date you enter into this letter agreement.

6. Benefits: You will be entitled to participate in the Health and Insurance Benefits normally provided by Infowave to US employees.

7. Vacation: You will be entitled to 4 weeks of vacation per annum, in accordance with Infowave's policies and practices.

8. Termination of Employment: Infowave may terminate your employment at any time with no notice for cause. Your employment may be terminated without cause:

          a) At any time upon the provision by Infowave to you of 12 months notice or pay in lieu thereof. In the event Infowave gives you 12 months notice, unvested options shall continue to vest during the 12 month notice period. In the event Infowave gives you 12 months pay in lieu of notice, options which would otherwise vest during the 12 month notice period will immediately vest. Otherwise, all unvested options shall be immediately cancelled. Vested options would be subject to the terms of Infowave's Stock Option Plan.

          b) You may terminate your employment under the agreement by giving to Infowave at least two months notice in writing and Infowave may at its election waive the two months and elect to immediately terminate your employment without compensation. All options would cease to vest upon Infowave's receipt of the written notice of your termination. Vested options would be subject to the terms of Infowave's Stock Option Plan.

9. Directorship. You will be appointed to the Board of Directors of Infowave, subject to compliance with all applicable regulatory and corporate law requirements.

10. Non-Competition, Etc. You will agree to a non-competition covenant for 24 months after you cease to be an employee of Infowave.



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11.  Ability to Fulfil Duties.  You represent and warrant that you are not under any written obligation with any present/former employer restricting your ability to accept or fulfil any obligation of your employment by us. You also acknowledge that you are subject to legally imposed obligations of confidence and fiduciary duties to present/former employers and you shall ensure that you will do all things necessary to fully comply with those obligations.

12. Immigration. Your employment shall at all times be conditional on you having appropriate authority to work full-time in the United States to fulfil your obligations as Chief Executive Officer of the Company.

13. Regulatory Approval. The stock options and share purchase described in Sections 4 and 5 above is subject to receipt of applicable regulatory and shareholder approval.

14. Detailed Agreement. If accepted, this letter is a binding agreement between Infowave and Infowave must disclose it. Each of you and Infowave will work diligently and in good faith to replace this agreement with a more detailed agreement for no additional consideration. However, in the event such an agreement is not completed for any reason, this letter shall govern.

     It has been a pleasure getting to know you and on behalf of the Board of Directors we wish to extend our sincere appreciation for the time you have spent in preparing for and attending to our overture concerning your employment. We are genuinely excited about the prospects of you joining Infowave and its growth potential under your direction in the future. Please contact me if you wish to discuss our offer and I look forward to receiving your views in the immediate future. If you are in agreement please execute and return via facsimile a copy of this letter.

                                        Yours very truly,



                                        Morgan Sturdy
                                        Chairman of the Board of Directors
                                        Infowave



Accepted this ____ day of ___________________, 200__.



- -----------------------------------------
Thomas Koll


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                                  SCHEDULE "A"


     Change of Control. For the purposes of this letter agreement, a "Change of Control" of Infowave shall have occurred when:

          (a) any Person (as defined in the Securities Act (British Columbia)) or combination of Persons acting jointly or in concert acquires or becomes the beneficial owner of, directly or indirectly, more than 51% of the voting securities of Infowave (on a fully-diluted basis), including without limitation through the acquisition of previously issued and outstanding voting securities, or of voting securities that have not been previously issued, or any combination thereof or any other transaction having a similar effect;

          (b) any resolution is passed or any action or proceeding is taken with respect to the liquidation, dissolution or winding-up of Infowave;

          (c) Infowave amalgamates with one or more corporations and, as a result of the amalgamation, the Persons who were shareholders of Infowave immediately prior to the amalgamation receive less than 51% of the voting shares of the resulting entity;

          (d)  Infowave   sells,   leases  or  otherwise   disposes  of  all  or
          substantially all of its assets and undertaking, whether pursuant to one or more transactions; or

          (e) Infowave enters into any transaction or arrangement which would have the same or similar effect as the transactions referred to in
          (b), (c) or (d) above.